EXHIBIT - 99.2

For Immediate Release

Cutera and IRIDEX Announce Acquisition of IRIDEX’ Aesthetic Business Unit

Purchase positions Cutera as a leader in the vascular aesthetic market; and
refocuses IRIDEX on core ophthalmology opportunity

Brisbane, Calif. and Mountain View, Calif. — January 3, 2012—Cutera, Inc. (NASDAQ: CUTR) and IRIDEX Corporation (NASDAQ: IRIX) today announced that the companies have entered into a binding agreement for Cutera to purchase certain assets of IRIDEX’ global aesthetic business for approximately $5.1 million.

Currently, both companies serve the approximately $1 billion growing global aesthetic market, with IRIDEX’ strength in vascular treatments, a mainstay in the dermatology specialty.  This proposed strategic combination is expected to advance Cutera’s presence among core physicians worldwide and create a stronghold in the vascular aesthetic sector.

"We are pleased to announce this transaction with IRIDEX which illustrates our strategy to leverage our products in the core markets and strengthens our global footprint, particularly in Europe,” said Kevin Connors, president and chief executive officer of Cutera.  “Combined, we’ll offer one of the most comprehensive portfolios of vascular laser solutions in the industry today.  With Cutera’s premium Excel V™ laser to IRIDEX’ portable VariLite™ dual wavelength system, we’ll enable physicians to effectively treat a wider range of vascular aesthetic indications at multiple price points.”

Dominik Beck, Ph.D., president and chief executive officer of IRIDEX, said, “The acquisition of our aesthetic laser assets by Cutera places that technology and those customers in very capable hands and allows us to refocus all of our resources on the substantial and growing ophthalmology opportunity that is core to IRIDEX’ future.  We will continue to strengthen our domestic and international ophthalmology presence by leveraging the brand equity and relationships established in that business over three decades and by driving a new paradigm in the treatment of retinal diseases. We thank our employees and channel partners who have worked diligently on IRIDEX aesthetic technologies. Their tremendous contributions have made possible our progress in the growing worldwide aesthetics laser industry."

Kevin Connors further stated, “We are committed to providing the same high quality service that our collective customers have come to expect, and to capitalize on cross–selling opportunities to the over 6,000 physicians that IRIDEX, and their previous acquisition of Laserscope Corporation, has served worldwide.  Lastly, we expect to leverage the dedicated employees of IRIDEX’ aesthetic business unit and welcome their contributions at Cutera.”

The transaction is expected to close in early 2012 and has been approved by both boards of directors. Cutera expects to fund the acquisition through its existing cash resources. IRIDEX will continue supporting its customers worldwide until Cutera assumes this responsibility after closing. The parties have also entered into an agreement for IRIDEX to supply Cutera with transitional product and service support.  The transaction is subject to customary closing conditions.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other light-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995: Specifically, statements concerning the features, effectiveness, treatable conditions, and the potential market size for Cutera's new product, are forward-looking statements within the meaning of the Safe Harbor. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements and those other factors described in the section entitled, "Risk Factors", in Cutera's most recent Form 10-Q as filed with the Securities and Exchange Commission on November 7, 2011. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

About IRIDEX Corporation

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems and delivery devices. We provide solutions for multiple specialties, including ophthalmology, dermatology and otolaryngology. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit our website at http://www.IRIDEX.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the Company's plans to focus on new products and increase revenues. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in IRIDEX’ Annual Report on Form 10-K for the fiscal year ended January 1, 2011 and Quarterly Reports on Form 10-Q for the quarters ended April 2, 2011, July 2, 2011 and October 1, 2011, each of which was filed with the Securities and Exchange Commission.  Forward-looking statements contained in this announcement are made as of this date and will not be updated.

For more information please contact:

Cutera, Inc.
Ron Santilli, Chief Financial Officer
Phone: (888) 4-CUTERA or (415) 657-5500

Cutera Investor Relations
John Mills
Integrated Corporate Relations, Inc.
Phone: (310) 954-1105
john.mills@icrinc.com

IRIDEX Corporation
Jim Mackaness, Chief Financial Officer
Phone: (650) 940-4700

IRIDEX Investor Relations
Matt Clawson of Allen & Caron
Phone: (949) 474-4300
matt@allencaron.com